Exhibit E



                            [Media One Group Letterhead]




                                         April 1, 1999



 Amos B. Hostetter, Jr.
 c/o Pilot House Associates, LLC
 The Pilot House
 Lewis Wharf
 Boston, MA  02110

 Dear Amos:

 Thank you for your letter of today accepting the terms of our letter dated March 31, 1999. We acknowledge that you may be required under the federal securities laws to make a public statement should you develop a firm plan or proposal. In such event, we also accept your offer to use your best efforts to give us advance notice on the timing and content of each such public statement.

 Very truly yours,



 Frank M. Eichler
 Executive Vice President
 Law and Public Policy
 General Counsel and Secretary